Exhibit 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
425.576.3600

Contacts:
Investors: Alice Kang Ryder 425.576.3696
Media: Susan Johnston 425.576.3617

NEXTEL PARTNERS RANKED MOST PROFITABLE INFO TECH
COMPANY IN U.S. BY BUSINESSWEEK

KIRKLAND, Wash. – June 20, 2005 – Nextel Partners, Inc., (NASDAQ: NXTP) earned top honors as the most profitable information-technology company in the U.S. based on Nextel Partners’ return on equity, according to BusinessWeek’s Information Technology 100 feature in its June 20 issue.

The magazine researched approximately 500 publicly-traded IT companies in eight industry categories, and ranked the top 100 based on four criteria: revenue, revenue growth, return on equity and shareholder return. Nextel Partners outpaced the group with an 81.3 percent return on equity during the most recent 12-month period ending March 31, 2005.

“For several years, Nextel Partners has consistently delivered some of the strongest performance results in the wireless industry – quarter after quarter,” said John Chapple, Partners’ chairman, CEO and president. “It’s an honor to be recognized among a very reputable group of companies and a testament to the hard work and dedication of our partners (employees) who are responsible for our great performance. We intend to build on our success and believe significant opportunity remains for growth in the rural and mid-sized markets we serve. We continue to focus on serving some of the most profitable, and loyal, customers in the industry, and maintain our dedication to earning 100 percent customer satisfaction.”

Widely considered the fastest growing company in the wireless industry, Nextel Partners also ranked 24 overall on the Information Technology 100 list, based on a combination of revenue, revenue growth, return on equity, shareholder return and profits during the most recent 12-month period ending March 31, 2005. BusinessWeek also noted the benefit of the company’s focus on untapped rural and mid-sized markets.

Recognition by BusinessWeek comes on the heels of Nextel Partners’ record results in 2004 – its first fiscal year of net profitability during which it generated $1.3 billion in service revenues – as well as another record-setting quarter for the three months ending March 31, 2005. The company, which provides digital wireless communication services under the Nextel brand name in mid-sized and rural markets, is one of the wireless industry’s leaders in average revenue per subscriber unit (ARPU) and is consistently among the best performers in customer retention with a churn rate of 1.4 percent for the most recent quarter ending March 31, 2005. The company serves more than 1.7 million customers and has reported three consecutive quarters of record net customer additions. For first quarter 2005, revenues were up 32 percent over the previous quarter.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including without limitation, matters related to Nextel Partners’ growth strategies and future financial and operating results. The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2004 and its subsequent quarterly filing on Form 10-Q. This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.

Non-GAAP Financial Measures
The information presented in this press release includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as other financial measures that may be considered non-GAAP financial measures, including return on equity. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. As described more fully in the attached schedule, management believes this non-GAAP measure provides meaningful additional information about our performance. The non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation from GAAP results to the non-GAAP financial measure is provided in the attached schedule.

About Nextel Partners
Nextel Partners, Inc., (NASDAQ: NXTP), a FORTUNE 1000 company based in Kirkland, Wash., has exclusive rights to offer the same fully integrated, digital wireless communications services offered by Nextel Communications (Nextel) in mid-sized and rural markets in 31 states where approximately 54 million people reside. Nextel Partners and Nextel together offer the largest guaranteed all-digital wireless network in the country serving 297 of the top 300 U.S. markets. To learn more about Nextel Partners, visit www.nextelpartners.com.

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(insert financial tables)

NEXTEL PARTNERS, INC. AND SUBSIDIARIES
Supplemental Schedule
(unaudited)

Non-GAAP Reconciliation:

Return on Equity
Return on equity is calculated by dividing net income attributable to common stockholders (as reported on Consolidated Statements of Operations) by total stockholders’ equity (as reported on Consolidated Balance Sheet). We believe this measure provides useful information concerning our efficiency at earning a profit on our stockholders’ equity. Return on equity is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies. The following schedule reflects the return on equity calculation:

For the Twelve
Months Ended
March 31, 2005
Net Income Attributable to Common Stockholders (as reported on Consolidated Statements of Operations and as set forth below)	$106,755
Divided by: Total stockholders’ equity (as reported on Consolidated Balance Sheet)	$131,290
Return on Equity	81.3%

Net Income Attributable to Common Stockholders:
For the Year Ended December 31, 2004	$53,746
Less: For the Three Months Ended March 31, 2004	(3,523)
Add: For the Three Months Ended March 31, 2005	56,532
$106,755